Exhibit 21.1

Exact Name of Additional Registrants*	State or Other Jurisdiction of Incorporation or Organization
General Maritime Subsidiary Corporation	Marshall Islands
General Maritime Management LLC	Marshall Islands
General Maritime Management (UK) LLC	Marshall Islands
General Maritime Management (Hellas) Ltd.	Liberia
General Maritime Management (Portugal) LDA.	Marshall Islands
General Maritime Management (Portugal) Limitada	Portugal
General Maritime Crewing Pte Ltd. (Singapore Corporation)	Singapore
General Maritime Crewing Ltd. (Russia Corporation)	Russia
GMR Administration Corp.	Marshall Islands
GMR Agamemnon LLC	Liberia
GMR Ajax LLC	Liberia
GMR Alexandra LLC	Marshall Islands
GMR Argus LLC	Marshall Islands
GMR Chartering LLC	United States (New York)
GMR Constantine LLC	Liberia
GMR Daphne	Marshall Islands
GMR Defiance LLC	Liberia
GMR Electra	Marshall Islands
GMR George T	Marshall Islands
GMR GP LLC	Marshall Islands
GMR Gulf LLC	Marshall Islands
GMR Harriet G. LLC	Liberia
GMR Hope LLC	Marshall Islands
GMR Horn LLC	Marshall Islands
GMR Kara G LLC	Liberia
GMR Limited LLC	Marshall Islands
GMR Minotaur LLC	Liberia
GMR Orion LLC	Marshall Islands
GMR Phoenix LLC	Marshall Islands
GMR Princess LLC	Liberia
GMR Progress LLC	Liberia
GMR Revenge LLC	Liberia
GMR St. Nikolas LLC	Marshall Islands
GMR Spyridon LLC	Marshall Islands
GMR Star LLC	Liberia
GMR Strength LLC	Liberia
GMR Trader LLC	Liberia
GMR Trust LLC	Liberia
Arlington Tankers Ltd.	Bermuda
Vision Ltd.	Bermuda
Victory Ltd.	Bermuda
Companion Ltd.	Bermuda
Compatriot Ltd.	Bermuda
Concord Ltd.	Bermuda
Consul Ltd.	Bermuda
Concept Ltd.	Bermuda
Contest Ltd.	Bermuda
Arlington Tankers, LLC	Delaware

* The address of the principal executive offices of each additional registrant is c/o General Maritime Corporation, 299 Park Avenue, New York, New York 10171.